Exhibit 8.1

March 14, 2013

American Express Receivables Financing Corporation VIII LLC

200 Vesey Street

31st Floor, Room 507C

New York, New York 10285

Re:         American Express Issuance Trust II

Class A Series 2013-1 Floating Rate Asset Backed Notes

Class B Series 2013-1 Floating Rate Asset Backed Notes

Class C Series 2013-1 Floating Rate Asset Backed Notes

Ladies and Gentlemen:

We have advised American Express Receivables Financing Corporation VIII LLC (the “Registrant”) with respect to certain federal income tax aspects of the issuance by the Registrant of the Class A Series 2013-1 Floating Rate Asset Backed Notes (the “Class A Notes”), the Class B Series 2013-1 Floating Rate Asset Backed Notes (the “Class B Notes”) and Class C Series 2013-1 Floating Rate Asset Backed Notes (the “Class C Notes” and, together with the Class A Notes and the Class B Notes, the “Notes”). The Notes will be issued pursuant to an Amended and Restated Indenture, dated as of March 12, 2013, as supplemented by the Series 2013-1 Indenture Supplement, expected to be dated as of March 21, 2013, as more particularly described in the prospectus, dated March 13, 2013 (the “Base Prospectus”), and the preliminary prospectus supplement, dated March 13, 2013 (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form S-3 (File Nos. 333-185503 and 333-185503-01) as filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on December 14, 2012, and declared effective on March 6, 2013 (the “Registration Statement”). Such advice conforms to the description of selected federal income tax consequences to holders of the Notes that appears under the headings “Prospectus Summary—Tax Status” and “Federal Income Tax Consequences” in the Base Prospectus and “Prospectus Supplement Summary—Federal Income Tax Consequences” in the Preliminary Prospectus Supplement. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects, and we hereby confirm and adopt as our opinion the opinions set forth therein. There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

This opinion letter is based on the facts and circumstances set forth in the Prospectus, the Prospectus Supplement and in the other documents reviewed by us.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP